EXHIBIT 10.4

THIRD AMENDMENT TO CONFIDENTIALITY, NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

THIS THIRD AMENDMENT TO CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (“Non-Compete Amendment”) is made effective as of August 20, 2019 (the “Effective Date”), by and between Equitrans Midstream Corporation (together with its subsidiary companies, the “Company”) and Brian P. Pietrandrea (“Employee”) and amends the Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of March 7, 2013, by and between the Company and Employee which was amended by the Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement dated January 1, 2014 and by the Second Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement dated January 1, 2015.
WITNESSETH:
WHEREAS, the Company and Employee entered into the Confidentiality, Non-Solicitation and Non-Competition Agreement on or about March 7, 2013 and the Company and Employee agreed to amend the Confidentiality, Non-Solicitation and Non-Competition Agreement by entering into the Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement dated January 1, 2014 and the Second Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement dated January 1, 2015 (collectively, the “Agreement”);
WHEREAS, the Agreement authorized the parties to amend the Agreement by a written instrument signed by both parties;
WHEREAS, the Company and Employee express their intent to modify the Agreement in accordance with the terms of this Non-Compete Amendment and to incorporate this Non-Compete Amendment into the Agreement;
WHEREAS, Employee understands that his receipt of an increased percentage in awards under the Equitrans Midstream Corporation 2019 Short-Term Incentive Plan (the “Short-Term Incentive Plan) and the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (the “Long-Term Incentive Plan”) will not be effective unless he accepts the terms and conditions of this Non-Compete Amendment no later than 45 days after the Effective Date;
NOW, THEREFORE, the Company and Employee, intending to be legally bound, hereby agree as follows:
1.On the Effective Date, the Company increased the percentage of award under the Short-Term Incentive Plan, to be effective on August 20, 2019 and increased the percentage of award under the Long-Term Incentive Plan, to be effective on January 1, 2020. Such increases are effective only if Employee accepts the terms and conditions of this Non-Compete Amendment no later than 45 days after the Effective Date.
2.The parties agree to amend the Agreement by deleting Section 1 of the Agreement and substituting the following:
1.Restrictions on Competition and Solicitation. While the Employee is employed by the Company and for a period of twelve (12) months after the date of Employee's termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself/herself or on behalf of any entity conducting business anywhere in the

Restricted Territory (as defined below): (i) act in any capacity for any business in which his/her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company. Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company only to the extent that Employee acquired or was privy to confidential information regarding such services, products or businesses. Employee acknowledges that this restriction will prevent Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

Restricted Territory shall mean: (i) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (ii) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iii) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in subparagraphs (i) and (ii) above within the six (6) month period immediately preceding the end of the Employee’s employment with the Company provided that Employee had actual knowledge of the offer or decision to make an offer prior to Employee’s separation from the Company. For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.

Employee agrees that for a period of twelve (12) months following the termination of Employee's employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee's separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee's separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee's employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee's employment with the Company to be offered in the future.

While Employee is employed by the Company and for a period of twelve (12) months after the date of Employee's termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his/her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

3.The parties agree to amend the Agreement by deleting Section 3 of the Agreement and substituting the following:

3.    Severance Benefit. If the Employee’s employment is terminated by the Company for any reason other than Cause (as defined below), the Company shall provide Employee with the following:

(a) Continuation of Employee’s base salary in effect at the time of such termination for a period of twelve (12) months from the date thereof. Such salary continuation payments will be in accordance with the Company’s payroll practices;
(b) A lump sum payment payable within 60 days following Employee’s termination date equal to the product of (i) twelve (12) and (ii) 100% of the then-current Consolidated Omnibus Budget Reconciliation Act of 1985 monthly rate for family coverage; and
(c) A lump sum payment payable within 60 days following Employee’s termination date equal to $15,000.00.
The lump sum payments and salary continuation payments provided under this Section 3 shall be subject to applicable tax and payroll withholdings, and shall be in lieu of any payments and/or benefits to which the Employee would otherwise be entitled under the Equitrans Midstream Corporation Severance Pay Plan (as amended from time to time). The Company’s obligation to provide the lump sum payments and salary continuation payments shall be contingent upon the following:
(a) Employee’s execution of a release of claims in a form acceptable to the Company; and
(b) Employee’s compliance with his/her obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2.
Solely for purposes of this Agreement, “Cause” shall include: (i) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties hereunder; (ii) willful and repeated failures to substantially perform his/her assigned duties; or (iii) a violation of any provision of this Agreement or express significant policies of the Company.

4.The parties agree to amend the Agreement by deleting Section 6 of the Agreement and substituting the following:

1.Injunctive Relief and Attorneys’ Fees. The Employee stipulates and agrees that any breach of this Agreement by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from the Employee, to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the provisions of Sections 1 and 2 hereof. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, (i) the duration of any violation of Section 1 shall be added to the twelve (12) month restricted period specified in Section 1, and (ii) the Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit. Such right to equitable relief is in addition to the remedies the Company may have to protect its rights at law, in equity or otherwise.
5.This Non-Compete Amendment is hereby incorporated into the Agreement. Except as expressly amended by this Non-Compete Amendment, all provisions of the Agreement shall remain in full force and effect.
6.This Non-Compete Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
7.The parties acknowledge that this Non-Compete Amendment is a written instrument and that by their signatures below they are agreeing to the terms and conditions contained in this Non-Compete Amendment.
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Non-Compete Amendment as of the date first above written.

Equitrans Midstream Corporation	Brian Pietrandrea:
By: _/s/ Anne M. Naqi_________________ (Signature)	_/s/ Brian P. Pietrandrea_________________ (Signature) Address: _[***]____________________________ _[***]____________________________ __________________________________